Exhibit 99.1

Oxford Immunotec Reports Fourth Quarter and Full Year 2019 Financial Results

●	Fourth quarter 2019 revenue of $18.1 million, an increase of 18% compared to the prior year period
●	Fourth quarter 2019 gross margin of 78.3%, an increase of 410 basis points from the prior year period
●	Fourth quarter 2019 net loss of $1.6 million, as compared to a pro forma (see tables below) net loss of $6.9 million in the prior year period

OXFORD, United Kingdom and MARLBOROUGH, Mass., March 2, 2020 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), or the Company, a global, high-growth diagnostics company, today announced fourth quarter and full year 2019 financial results.

“The fourth quarter represents another quarter of strong revenue growth, and improving profitability metrics” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “The Company continues to see the global tuberculosis market expanding and we are investing in both commercial resources and research and development to capitalize on this opportunity.”

By revenue type, total revenues were, in millions:

	Three Months Ended December 31,			Full Year Ended December 31,
	2019	2018	Percent Change (1)	2019	2018	Percent Change (1)

Product	$17.1	$14.5	19%	$69.8	$54.7	28%
Service	1.0	0.9	6%	3.9	5.1	(22)%
Total Revenue	$18.1	$15.4	18%	$73.7	$59.8	23%

By geography, total revenues were, in millions:

	Three Months Ended December 31,				Full Year Ended December 31,
			Percent Change				Percent Change
	2019	2018	As Reported(1)	Constant Currency (2)	2019	2018	As Reported (1)	Constant Currency (2)
United States	$5.1	$4.8	7%	7%	$24.2	$16.4	47%	47%
Europe & ROW	2.8	2.4	14%	16%	10.4	9.2	14%	19%
Asia	10.2	8.2	26%	22%	39.1	34.2	15%	14%
Total Revenue	$18.1	$15.4	18%	16%	$73.7	$59.8	23%	24%

(1) Oxford Immunotec completed its sale of the Company’s U.S. laboratory services business on November 6, 2018. As such, Total Revenue, Product Revenue, and United States Revenue for the three months and full year ended December 31, 2019 and the three months and full year ended December 31, 2018 are not fully comparable. Up to the date of the sale, Total Revenue, Product Revenue, and United States Revenue for the 2018 periods include sales to our former U.S. laboratory services business at our intercompany transfer price that were formerly eliminated in consolidation. Total Revenue, Product Revenue, and United States Revenue from the date of sale include revenue from T-SPOT®.TB test kits and related accessories sold to Quest Diagnostics under the terms of a long-term supply agreement.

For the full year 2018 service revenue included blood donor screening of $1.7 million. We exited this business in 2018. Excluding the 2018 blood donor screening revenue, 2019 service revenue would have increased 16% over 2018.

(2) Constant currency basis is a non-GAAP financial measure. Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations. This non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes. Moreover, presentation of revenue on a constant currency basis is provided for year-over-year comparison purposes, and investors should be cautioned that the effect of changing foreign currency exchange rates has an actual effect on our operating results.

Fourth Quarter 2019 Financial Results

Revenue for the fourth quarter of 2019 was $18.1 million, representing an 18% increase from fourth quarter 2018 revenue of $15.4 million. On a constant currency basis, revenue increased 16% versus the prior year period.

2019 fourth quarter product revenue was $17.1 million, representing a 19% increase from product revenue of $14.5 million in the fourth quarter of 2018. Service revenue for the fourth quarter of 2019 was $1.0 million, representing a 6% increase from fourth quarter 2018 service revenue of $0.9 million.

United States revenue was $5.1 million in the fourth quarter of 2019, representing a 7% increase from revenue of $4.8 million in the prior year period. The growth was due to increased tuberculosis testing volumes and a higher selling price, compared to 2018 sales to the U.S. laboratory services business at our intercompany transfer price that were formerly eliminated in consolidation. On a pro forma basis, U.S. revenues were (4)% in the period, reflecting the changed seasonality of the U.S. business since the Quest transaction and a normalization after the strong first half.

Europe & Rest of World, or ROW, revenue was $2.8 million in the fourth quarter of 2019, up 14% when compared to the fourth quarter of 2018. On a constant currency basis, Europe & ROW revenue increased 16% versus the fourth quarter 2018. The higher revenue in the fourth quarter of 2019 reflected continued strong growth in both the U.K. and France.

Asia revenue was $10.2 million in the fourth quarter of 2019, representing an increase of 26% compared to fourth quarter 2018 revenue of $8.2 million. On a constant currency basis, Asia revenue increased 22% versus the fourth quarter of 2018, primarily driven by growth in China.

Gross profit for the fourth quarter of 2019 was $14.2 million, an increase of $2.8 million from gross profit of $11.4 million in the same period of 2018. Gross margin was 78.3%, an increase of about 410 basis points from gross margin of 74.3% in the fourth quarter of 2018.

Operating expenses were $16.1 million in the fourth quarter of 2019, an increase of $0.4 million compared to $15.7 million in the fourth quarter of 2018.

Net loss for the fourth quarter of 2019 was $1.6 million, or $0.06 per share on a basic basis, compared to net income in the same period of 2018 of $141.1 million, or $5.36 per share on a basic basis. Basic net income/loss per share was based on 26,384,291 and 26,326,419 weighted average ordinary shares outstanding for the fourth quarters of 2019 and 2018, respectively.

On a diluted basis, net loss for the fourth quarter of 2019 was $0.06 per share, compared to net income in the same period of 2018 of $5.28 per share. Diluted net income/loss per share was based on 26,384,291 and 26,697,589 weighted average ordinary shares outstanding for the fourth quarters of 2019 and 2018, respectively.

EBITDA for the fourth quarters of 2019 and 2018 were both a loss of about $3.2 million. Adjusted EBITDA was a loss of $0.9 million for the fourth quarter of 2019 compared to a loss of $1.1 million in the same period in 2018. Both EBITDA and Adjusted EBITDA are non-GAAP measures. For reconciliations of GAAP to Non-GAAP measures, refer to the “Reconciliation of net income (loss) to Adjusted EBITDA” below.

Full Year 2019 Financial Results

Revenue for the full year of 2019 was $73.7 million, representing a 23% increase from full year 2018 revenue of $59.8 million. On a constant currency basis, revenue increased 24% versus the prior year period.

2019 full year product revenue was $69.8 million, representing a 28% increase from product revenue of $54.7 million in the full year of 2018. We saw strong growth across all three of our regions in 2019. Service revenue was $3.9 million, representing a decrease of (22)% from service revenue of $5.1 million in the full year 2018, but an increase of 16% when taking into account the impact of our decision to exit the blood donor screening business in 2018.

United States revenue was $24.2 million in the full year of 2019, representing a 47% increase from revenue of $16.4 million in the prior year period. The growth was due to increased tuberculosis testing volumes and a higher selling price, compared to 2018 sales to the U.S. laboratory services business at our intercompany transfer price that were formerly eliminated in consolidation. On a pro forma basis, U.S. revenues were up 16% excluding the impact of exiting our blood donor screening business in 2018.

Europe & Rest of World, or ROW, revenue was $10.4 million in the full year of 2019, up 14% when compared to the full year of 2018. On a constant currency basis, Europe & ROW revenue increased 19% versus the full year 2018.

Asia revenue was $39.1 million in the full year of 2019, representing an increase of 15% compared to full year 2018 revenue of $34.2 million. On a constant currency basis, Asia revenue increased 14% versus the full year of 2018.

Gross profit for the full year of 2019 was $54.4 million, an increase of $11.5 million from gross profit of $42.9 million in the same period of 2018. Gross margin was 73.8%, an increase of about 200 basis points from gross margin of 71.8% in the full year of 2018.

Operating expenses were $60.5 million in the full year of 2019, a decrease of $3.1 million compared to $63.6 million in the full year of 2018.

Net loss for the full year of 2019 was $1.8 million, or $0.07 per share on a basic basis, compared to net income in the same period of 2018 of $120.8 million, or $4.65 per share on a basic basis. Basic net income/loss per share was based on 26,569,342 and 25,982,809 weighted average ordinary shares outstanding for the fourth quarters of 2019 and 2018, respectively.

On a diluted basis, net loss for the full year of 2019 was $0.07 per share, compared to net income in the same period of 2018 of $4.58 per share. Diluted net income/loss per share was based on 26,569,342 and 26,397,875 weighted average ordinary shares outstanding for the fourth quarters of 2019 and 2018, respectively.

EBITDA for the full year of 2019 was a loss of $6.3 million compared to a loss of $19.2 million in the full year of 2018. Adjusted EBITDA was a loss of $1.3 million for the full year of 2019 compared to a loss of $9.9 million in the same period in 2018. Both EBITDA and Adjusted EBITDA are non-GAAP measures. For reconciliations of GAAP to Non-GAAP measures, refer to the “Reconciliation of net income (loss) to Adjusted EBITDA” below.

We finished the fourth quarter of 2019 with a cash position of $181.3 million. During the fourth quarter of 2019, we repurchased $3.7 million of shares at an average price per share of $15.54 under our Share Repurchase Program. As of the date of this earnings release, during the first quarter of 2020, we have purchased an additional $6.0 million of shares at an average price per share of $15.61.

Business Outlook

Including current estimates for the impact of coronavirus, for full year 2020, the Company expects revenue of between $78 and $81 million.

Conference Call

Oxford Immunotec will host a conference call on Monday, March 2, 2020 at 8:00 a.m. Eastern Standard Time to discuss its fourth quarter 2019 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 6733215 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary assays for immunology and infectious disease. The Company’s T-SPOT.TB test has been approved for sale in over 60 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company is headquartered near Oxford, U.K. and in Marlborough, MA. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this release are forward-looking statements. This includes statements about Oxford Immunotec's anticipated plans and objectives, future performance and revenues, financial condition, prospects for sales of its products, growth, strategies, expectations and objectives of management. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements contained in this release reflect Oxford Immunotec's current expectations and are subject to risks and uncertainties. Actual results may differ materially from those projected or implied by forward-looking statements. Other factors that could adversely affect Oxford Immunotec's business and prospects are described under the "Risk Factors" section in its filings with the Securities and Exchange Commission ("SEC"). Oxford Immunotec's SEC filings are available for free by visiting the investor section of its website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. Investors should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. Oxford Immunotec does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACT:

For Media and Investor Inquiries:

Matt McLaughlin

Chief Financial Officer

Oxford Immunotec

Tel: +1 (508) 573-9953

mtmclaughlin@oxfordimmunotec.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share data)	2019	2018	2019	2018
Revenue:
Product	$17,141	$14,451	$69,763	$54,687
Service	973	916	3,947	5,066
Total revenue	18,114	15,367	73,710	59,753
Cost of revenue:
Product	3,525	3,675	17,831	13,668
Service	404	281	1,457	3,158
Total cost of revenue	3,929	3,956	19,288	16,826
Gross profit	14,185	11,411	54,422	42,927
Operating expenses:
Research and development	2,654	2,153	8,698	8,122
Sales and marketing	7,255	5,845	28,424	26,500
General and administrative	6,083	6,603	22,313	25,952
Intangible assets impairment charge	—	879	—	879
Settlement expense	108	214	1,110	2,193
Total operating expenses	16,100	15,694	60,545	63,646
Operating income (loss) from continuing operations	(1,915)	(4,283)	(6,123)	(20,719)
Other income (expense):
Interest income (expense), net	821	214	4,247	(1,797)
Loss on extinguishment of debt	—	(2,105)	—	(2,105)
Foreign exchange gains (losses)	(1,716)	417	(1,949)	111
Other income (expense)	3	(29)	68	(271)
Income (loss) from continuing operations before income taxes	(2,807)	(5,786)	(3,757)	(24,781)
Income tax benefit (expense) from continuing operations	1,187	38,468	2,417	37,286
Income (loss) from continuing operations	(1,620)	32,682	(1,340)	12,505
Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	1,831	(469)	1,727
Gain on disposition	—	145,982	—	145,982
Income tax expense	—	(39,435)	—	(39,435)
Income (loss) from discontinued operations	—	108,378	(469)	108,274
Net income (loss)	$(1,620)	$141,060	$(1,809)	$120,779
Net income (loss) per ordinary share—basic:
Income (loss) from continuing operations	$(0.06)	$1.24	$(0.05)	$0.48
Income (loss) from discontinued operations	0.00	4.12	(0.02)	4.17
Net income (loss)	$(0.06)	$5.36	$(0.07)	$4.65
Net income (loss) per ordinary share—diluted:
Income (loss) from continuing operations	$(0.06)	$1.22	$(0.05)	$0.47
Income (loss) from discontinued operations	0.00	4.06	(0.02)	4.10
Net income (loss)	$(0.06)	$5.28	$(0.07)	$4.58
Weighted-average shares used to compute net income (loss) per ordinary share—basic	26,384,291	26,326,419	26,569,342	25,982,809
Weighted-average shares used to compute net income (loss) per ordinary share—diluted	26,384,291	26,697,589	26,569,342	26,397,875

Reconciliation of net income (loss) to Adjusted EBITDA (1)

(unaudited)

The below table presents a reconciliation of net income (loss), the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended December 31,		Year ended December 31,
(in thousands)	2019	2018	2019	2018
Net income (loss)	$(1,620)	$141,060	$(1,809)	$120,779
Income (loss) from discontinued operations	—	108,378	(469)	108,274
Income (loss) from continuing operations	(1,620)	32,682	(1,340)	12,505
Income tax (benefit) expense	(1,187)	(38,468)	(2,417)	(37,286)
Interest (income) expense, net	(821)	(261)	(4,247)	1,329
Loss on extinguishment of debt	—	2,105	—	2,105
Depreciation and amortization expense	402	709	1,753	1,662
Accretion and amortization of loan fees and non-cash interest	—	47	—	468
EBITDA	(3,226)	(3,186)	(6,251)	(19,217)

Reconciling items:
Share-based compensation expense	939	957	3,613	4,507
Unrealized exchange (gains) losses	1,248	(900)	211	(1,617)
Intangible assets impairment charge	—	879	—	879
Settlement expense	108	214	1,110	2,193
Transaction expenses	—	888	—	3,333
Adjusted EBITDA	$(931)	$(1,148)	$(1,317)	$(9,922)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net income (loss), adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	December 31,
(in thousands, except share and per share data)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$181,270	$192,844
Accounts receivable, net	13,669	9,158
Other receivable	4,660	4,500
Inventory, net	11,096	7,767
Prepaid expenses and other assets	5,186	2,511
Total current assets	215,881	216,780
Restricted cash, non-current	100	100
Other receivable, non-current	—	4,500
Property and equipment, net	7,095	7,144
Operating lease right-of-use assets	7,443	—
Goodwill	2,483	2,483
Other intangible assets, net	87	61
Deferred tax asset	2,163	1,052
Total assets	$235,252	$232,120

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,420	$2,801
Accrued liabilities	10,396	10,891
Current portion of operating lease liability	984	—
Settlement liability	—	4,106
Deferred income	19	125
Current portion of loans payable	—	85
Total current liabilities	13,819	18,008
Long-term portion of operating lease liability	7,710	—
Long-term portion of loans payable	32	106
Total liabilities	21,561	18,114

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 39,824,703 and 38,978,604 shares authorized at December 31, 2019 and 2018, respectively, and 26,419,961 and 26,439,334 shares issued and outstanding at December 31, 2019 and 2018, respectively	276	276
Additional paid-in capital	304,909	303,015
Accumulated deficit	(84,033)	(80,762)
Accumulated other comprehensive loss	(7,461)	(8,523)
Total shareholders’ equity	213,691	214,006
Total liabilities and shareholders’ equity	$235,252	$232,120

The pro forma adjustments in the following tables are based on the best information available and assumptions that management believes are factually supportable and reasonable; however, such adjustments are subject to change. In addition, such adjustments are estimates. The unaudited pro forma consolidated information is for illustrative and informational purposes only and is not intended to reflect what our consolidated results of operations would have been had the disposition occurred prior to the dates indicated and is not necessarily indicative of our future consolidated results of operations.

For each of the periods presented, the column labeled “Pro Forma” reflects the Company’s revenue and cost of revenue as if the Transaction had already occurred and the Company had been selling its T-SPOT.TB test kits at an estimated market rate. For purposes of the pro forma adjustments, revenue is based on U.S. laboratory test volumes, as opposed to shipments of T-SPOT.TB test kits. This methodology may not be indicative of the future timing of revenue.

The As Reported and Pro Forma columns include blood donor screening revenue and cost of revenue, despite the Company’s decision to exit this business upon the closing of the Transaction.

Oxford Immunotec Global PLC

Unaudited pro forma condensed combined statement of operations

Year ended December 31, 2018

(in thousands, except share and per share data)	As Reported (a)	Adjustments (b)	Pro Forma (c)
Revenue:
Product	$54,687	$6,064	$60,751
Service	5,066	18	5,084
Total revenue	59,753	6,082	65,835
Cost of revenue:
Product	13,668	4,328	17,996
Service	3,158	—	3,158
Total cost of revenue	16,826	4,328	21,154
Gross profit	42,927	1,754	44,681
Operating expenses:
Research and development	8,122	—	8,122
Sales and marketing	26,500	—	26,500
General and administrative	25,952	—	25,952
Intangible assets impairment charge	879	—	879
Settlement expense	2,193	—	2,193
Total operating expenses	63,646	—	63,646
Operating loss from continuing operations	(20,719)	1,754	(18,965)
Other income (expense):
Interest expense, net	(1,797)	—	(1,797)
Loss on extinguishment of debt	(2,105)	—	(2,105)
Foreign exchange gains	111	—	111
Other expense	(271)	—	(271)
Loss from continuing operations before income taxes	(24,781)	1,754	(23,027)
Income tax benefit (expense) from continuing operations	37,286	(39,435)	(2,149)
Income (loss) from continuing operations	12,505	(37,681)	(25,176)
Discontinued operations:
Income from discontinued operations before income taxes	1,727	(1,727)	—
Gain on disposition	145,982	(145,982)	—
Income tax expense	(39,435)	39,435	—
Income from discontinued operations	108,274	(108,274)	—
Net income (loss)	$120,779	$(145,955)	$(25,176)
Net income (loss) per ordinary share—basic:
Net income (loss) from continuing operations per ordinary share	$0.48		$(0.97)
Net income from discontinued operations per ordinary share	$4.17		$—
Net income (loss) per ordinary share	$4.65		$(0.97)
Net income per ordinary share—diluted:
Net income (loss) from continuing operations per ordinary share	$0.47		$(0.97)
Net income from discontinued operations per ordinary share	$4.10		$—
Net income (loss) per ordinary share	$4.58		$(0.97)
Weighted-average shares used to compute net income (loss) per ordinary share—basic	25,982,809		25,982,809
Weighted-average shares used to compute net income (loss) per ordinary share—diluted	26,568,075		25,982,809

(a)

Amounts are as originally reported in our earnings release and reflect results of operations of the business sold to Quest as having been disposed of in accordance with Accounting Standards Codification, or ASC, 360, Property, Plant, and Equipment, in discontinued operations, as required by ASC 205, Presentation of Financial Statements. Amounts include blood donor screening revenue of about $1.7 million and related cost of revenue, despite the Company’s decision to exit this business upon the closing of the Transaction.

(b)

Amounts reflect adjustments to the Company’s As Reported results of operations, as if the Closing Date of the Transaction had already occurred and the long-term Supply Agreement had been in effect for the full period. Additionally, the results of discontinued operations are eliminated.

(c)

Amounts reflect the pro forma results of continuing operations, as if the Closing Date of the Transaction had already occurred and the long-term Supply Agreement had been in effect for the full period. Amounts include blood donor screening revenue of about $1.7 million and related cost of revenue, despite the Company’s decision to exit this business upon the closing of the Transaction.

Oxford Immunotec Global PLC

Unaudited pro forma condensed combined statement of operations

Three months ended December 31, 2018

(in thousands, except share and per share data)	As Reported (a)	Adjustments (b)	Pro Forma (c)
Revenue:
Product	$14,451	$512	$14,963
Service	916	—	916
Total revenue	15,367	512	15,879
Cost of revenue:
Product	3,675	452	4,127
Service	281	171	452
Total cost of revenue	3,956	623	4,579
Gross profit	11,411	(111)	11,300
Operating expenses:
Research and development	2,153	—	2,153
Sales and marketing	5,845	—	5,845
General and administrative	6,603	—	6,603
Intangible assets impairment charge	879	—	879
Settlement expense	214	—	214
Total operating expenses	15,694	—	15,694
Operating loss from continuing operations	(4,283)	(111)	(4,394)
Other income (expense):
Interest income, net	214	—	214
Loss on extinguishment of debt	(2,105)	—	(2,105)
Foreign exchange gains	417	—	417
Other expense	(29)	—	(29)
Loss from continuing operations before income taxes	(5,786)	(111)	(5,897)
Income tax benefit (expense) from continuing operations	38,468	(39,435)	(967)
Income (loss) from continuing operations	32,682	(39,546)	(6,864)
Discontinued operations:
Income from discontinued operations before income taxes	1,831	(1,831)	—
Gain on disposition	145,982	(145,982)	—
Income tax expense	(39,435)	39,435	—
Income from discontinued operations	108,378	(108,378)	—
Net income (loss)	$141,060	$(147,924)	$(6,864)
Net income per ordinary share—basic:
Net income (loss) from continuing operations per ordinary share	$1.24		$(0.26)
Net income from discontinued operations per ordinary share	$4.12		$—
Net income (loss) per ordinary share	$5.36		$(0.26)
Net income (loss) per ordinary share—diluted:
Net income (loss) from continuing operations per ordinary share	$1.22		$(0.26)
Net income from discontinued operations per ordinary share	$4.06		$—
Net income (loss) per ordinary share	$5.28		$(0.26)
Weighted-average shares used to compute net income (loss) per ordinary share—basic	26,326,419		26,326,419
Weighted-average shares used to compute net income (loss) per ordinary share—diluted	26,697,589		26,326,419

(a)

Amounts are as originally reported in our earnings release and reflect results of operations of the business sold to Quest as having been disposed of in accordance with Accounting Standards Codification, or ASC, 360, Property, Plant, and Equipment, in discontinued operations, as required by ASC 205, Presentation of Financial Statements. Amounts include blood donor screening revenue of about $55,000 and related cost of revenue, despite the Company’s decision to exit this business upon the closing of the Transaction.

(b)

Amounts reflect adjustments to the Company’s As Reported results of operations, as if the Closing Date of the Transaction had already occurred and the long-term Supply Agreement had been in effect for the full period. Additionally, the results of discontinued operations are eliminated.

(c)

Amounts reflect the pro forma results of continuing operations, as if the Closing Date of the Transaction had already occurred and the long-term Supply Agreement had been in effect for the full period. Amounts include blood donor screening revenue of about $55,000 and related cost of revenue, despite the Company’s decision to exit this business upon the closing of the Transaction.